UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) – May 26, 2010

VUZIX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53846	04-3392453
(Commission File Number)	(IRS Employer Identification No.)

75 Town Centre Drive, Rochester, New York 14623
(Address of principal executive offices)(Zipcode)

(585) 359-5900
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Vuzix Corporation (the “Company”) and Kopin Corporation have entered a revolving line of trade credit agreement, pursuant to which Kopin has extended to the Company a revolving line of credit of up to $250,000 in principal amount to finance the Company’s purchase of microdisplays from Kopin.  Kopin is the Company’s principle supplier microdisplays. The agreement was effective upon its approval by the TSX Venture Exchange, which was obtained on May 26, 1010.

Requests for advances under the credit agreement may be made by the Company at any time and from time to time until May 21, 2011. No advances will be made if the aggregate amount outstanding under the credit agreement would exceed $250,000 or if any outstanding advance has been outstanding more than 75 days. Kopin may refuse to make any requested advance if (a) an event of default under the credit agreement or any purchase order has occurred and is continuing, (b) if an event has occurred and is continuing or condition exists which, with the giving of notice or passing of time or both, would constitute an event of default under the credit agreement, or (c) if any representations made under the credit agreement was not true when made or is not true at the time of any advance request or (d) since the date of the credit agreement there shall have been an event or circumstance or change in condition that has or could reasonably be expected to have a material adverse effect on the Company its operations or its business.

Simple interest at the rate of 12% per annum on the amounts advanced under the credit agreement shall accrue beginning 30 days after each advance is made until paid in full. Simple interest at the rate of 16% per annum shall accrue on any amount not paid when due. Each advance, together with all interest accrued thereon, shall be due and payable within 75 days of the date on which such advance was made. All outstanding advances, together with any accrued interest and other unpaid charges or fees, shall be due and payable on May 21, 2011 or such later date as the Company and Kopin shall agree upon (the “Maturity Date”).

Kopin may declare all outstanding advances, together with accrued interest thereon, to be immediately due and payable and may suspend or terminate its obligation to make additional advances, upon the occurrence of any of the following events of default: (a) the Company's failure to pay principal or interest when due, (b) the Company's material breach of any of the representations or warranties made in the credit agreement, (c) the Company's breach of any covenant in the credit agreement, other than a breach constituting a separate and distinct event of default under the credit agreement, if such failure is not cured within days after notice, (d) the filing of petition in bankruptcy by or against the Company, unless in the case of a petition filed against the Company such petition is dismissed within 60 days after it was filed, or (e) since the date of the credit agreement there shall have been an event or circumstance or change in condition that has or could reasonably be expected to have a material adverse effect on the Company its operations or its business.

To secure the Company's obligations under the credit agreement, the Company has granted to Kopin a subordinated security interest in all of its person property on the terms and subject to the conditions of that security agreement dated as of May 21, 2010 between the Company and Kopin.

Pursuant to the credit agreement, the Company issued to Kopin a warrant to purchase up to 555,555 shares of the Company’s common stock at an exercise price of CDN$0.12 per share. The warrant is exercisable at any time until the earlier to occur of: (i) the later of (a) the Maturity Date and (b) such time as the Company’s obligations under the credit agreement have been paid in full; (ii) five years from the date of the issuance of the warrants or (iii) five business days after the date when no advances are outstanding and either (a) Kopin has declined to make any further advances under the credit agreement because there shall have been an event or circumstance or change in condition that has or could reasonably be expected to have a material adverse effect on the Company its operations or its business or (b) the obligation of the lender to make any further Advances has terminated or expired.

The foregoing description is qualified in its entirety by reference to the copies of the credit agreement, security agreement and common stock purchase warrant attached hereto as Exhibits 10.1, 10.2 and 4.1 respectively, which are incorporated herein by reference. A copy of the press release issued by the Company in connection with the credit agreement is attached hereto as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 2.03 of this Current Report on Form 8-K regarding the Amended and Restated Credit Facility and the Exit Facility is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

4.1	Common Stock Purchase Warrant dated as of May 21, 2010 issued by the Company to Kopin Corporation.

10.1	Revolving Line of Trade Credit Agreement dated as of May 21, 2010 by and between the Company and Kopin Corporation.

10.2	Security Agreement dated as of May 21, 2010 by and between the Company and Kopin Corporation.

99.1	Press release issued by the Company on May 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2010	VUZIX CORPORATION

	By:	/s/ Grant Russell
Grant Russell Executive Vice President and Chief Financial Officer